Exhibit 5.2

August 20, 2014

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

Portland House, Stag Place

London SW1E 5RS

United Kingdom

Ladies and Gentlemen:

We have acted as United States counsel to Global Ship Lease, Inc., a Republic of the Marshall Islands corporation (the “Company”), in connection with the Registration Statement on Form F-3 (File No. 333-197518) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 1,400,000 depositary shares (the “Depositary Shares”), each of which represents 1/100th interest in one share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500.00 per share (the “Preferred Shares”), and in aggregate representing 14,000 shares (the “Shares”) of the Preferred Shares, pursuant to the Underwriting Agreement, dated August 13, 2014 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC and the other several underwriters named therein. The Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Depositary Shares to be issued by Computershare Inc and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent (together, the “Depositary”), under a Deposit Agreement, dated August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.

We have examined the Registration Statement; the Certificate of Designations of the Company establishing the terms of the Preferred Shares filed with the office of the Registrar or

Deputy Registrar of Corporations of the Republic of the Marshall Islands; the Deposit Agreement; and the Underwriting Agreement. We also have examined a duplicate of a certificate representing the Shares and a duplicate of a global certificate representing the Depositary Receipt. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have assumed further that (i) the Company has been duly incorporated and is validly existing and in good standing under the law of the Republic of the Marshall Islands, (ii) the Company has duly authorized, executed and delivered the Deposit Agreement and has duly authorized, executed, issued and filed, as applicable, the Shares and the Certificate of Designation, in each case in accordance with the law of the Republic of the Marshall Islands and its organizational documents, (iii) the execution, delivery and performance by the Company of the Deposit Agreement, the execution, issuance, filing and performance, as applicable, of the Shares and the Certificate of Designation by the Company do not violate the law of the Republic of the Marshall Islands or of any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York), and (v) the execution, delivery and performance by the Company of the Deposit Agreement, the issuance, filing and performance, as applicable, of the Shares and the Certificate of Designation by the Company do not and will not breach or result in a default under its respective charter or bylaws or similar organizational document, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party to or by which the Company is bound or to which any of the property or assets of the Company is subject.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming the Deposit Agreement is the valid and legally binding obligation of the Depositary and the due execution by the Depositary of the Depositary Receipt in accordance with the terms of the Deposit Agreement, upon the deposit of the Shares with the Depositary pursuant to the Deposit Agreement and payment for the Depositary Shares pursuant to the Underwriting Agreement, the Depositary Shares will represent legal and valid interests in the Shares and the Depositary Receipt will constitute valid evidence of such interests in the Shares and will be entitled to the benefits of the Deposit Agreement.

Our opinion set forth in the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Report on Form 6-K filed on August 20, 2014 and to the use of our name under the caption “Legal Matters” in the Prospectus related to the Depositary Shares included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP